Exhibit 2

                                                                   _______, 2004

SHINSEI BANK, LIMITED
1-8, Uchisaiwaicho 2-chome,
Chiyoda-ku, Tokyo 100-8501,
Japan

      Re: Deposit Agreement dated as of _____________, 2004, (the "Deposit Agreement") by and among Shinsei Bank, Limited, The Bank of New York, as Depositary, and the Owners and holders of American Depositary Receipts

Ladies and Gentlemen:

      We refer to the Deposit Agreement. Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

      We hereby agree that, without the prior consent of the Company, (i) we will not (a) Pre-Release Receipts or (b) permit any Pre-Release to remain outstanding at any time, in each case except pursuant to a pre-release agreement containing agreements, representations and warranties substantially to the effect of Sections 3(a), 3(e), 4, 7(a) and 14 of the form of ADR Pre-Release Agreement attached hereto (or, if the Pre-Release Agreement does not contain an agreement substantially to the effect of the provisions of Section 14 of such form, we will indemnify the Company to the same extent that the counterparty to a Pre-Release would be required by said Section 14 to indemnify the Company) and
(ii) we will undertake a Pre-Release only


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pursuant to written agreements that meet the requirements of Section 1058(b) of the United States Internal Revenue Code of 1986 as amended.

      We confirm that we currently do not, and do not intend to, make any Pre-Release to any person until such person has undergone the Depositary's standard credit review process.

      If, after the date hereof, the Depositary's ADR Department is advised by counsel that there has occurred a material change in the U.S. federal income tax law (including judicial and administrative interpretations thereof) regarding the treatment of Pre-Release, we agree to notify the Company promptly of such change and to advise the Company as to the changes, if any, that we intend to make, or have made, to the Pre-Release procedures then being followed by us as a result of such change in the tax law. We will in good faith consult with the Company and consider all suggestions, without any obligation on our part to change our Pre-Release procedures.

      We will indemnify and hold harmless the Company and each of its officers, directors and employees and each Owner against all losses, claims, damages, liabilities and expense (including reasonable attorneys' fees and expenses) based upon a breach by the Depositary of any agreement of the Depositary set forth in this letter.

      If any action or claim shall be brought against the Company or any of its officers, directors, employees, agents or affiliates (each an "Indemnitee") in respect of which indemnity may be sought pursuant to the preceding paragraph or the second


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paragraph of this letter, the Indemnitee shall notify the Depositary in writing of such action or claim giving reasonable details thereof. To the extent no conflict of interest exists in the Depositary's conduct of the defense, the Depositary shall have the option of assuming the defense thereof, with counsel satisfactory to the Indemnitee (who shall not, except with the consent of the Indemnitee, be counsel to the Depositary in connection with such action or claim), and, after notice from the Depositary to the Indemnitee of its election so to assume the defense thereof, the Depositary shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee or any other indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No compromise or settlement of such action or proceeding may be effected by either party without the other party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking such compromise or settlement.


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                                              Very truly yours,

                                              THE BANK OF NEW YORK
                                                    as Depositary

                                              By: ______________________________
                                                  Name:  Vincent J. Cahill, Jr.
                                                  Title: Vice President


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